Exhibit 3.1

                        CERTIFICATE OF INCORPORATION

                                     OF

                            EDISON MISSION ENERGY


            FIRST: The name of the Corporation is Edison Mission Energy (the "Corporation").

            SECOND: The address of the registered office of the Corporation in the State of Delaware is One Rodney Square, 10th Floor, Tenth & King Streets, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is RL&F Service Corp.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

            FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares of Common Stock, each having a par value of $0.01 per share.

            FIFTH: The name and mailing address of the Sole Incorporator is as follows:

                   Name                            Address
                   ----                            -------
                   Mary E. Keogh                   P.O. Box 636
                                                   Wilmington, DE 19899

            SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the "Board of Directors").

                  (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                  (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                  (4) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

                  (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  (6) Notwithstanding any other provision of this Certificate of Incorporation or applicable law, the Corporation shall not, without the approval of the shareholders of the Corporation, take any action or omit to take any action, either directly or indirectly, that under the Indenture, dated as of July 2, 2001, by and between Mission Energy Holding Company, a Delaware corporation and the sole shareholder of the Corporation, and Wilmington Trust Company, as trustee, or under the Credit Agreement, dated as of July 2, 2001, by and among Mission Energy Holding Company, as borrower, the lenders named therein, and Goldman Sachs Credit Partners L.P. (or any successor thereto), as the lead arranger, Mission Energy Holding Company has agreed the Corporation would not take or omit, or Mission Energy Holding Company has agreed it would not cause or permit the Corporation to take or to omit.

                  (7) At least one member of the Board of Directors (referred to as an "Independent Director") shall not have been, at the time of such director's appointment or at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner of any equity securities of the Corporation or any Affiliate of the Corporation, (b) a creditor, supplier, employee, officer, director, family member, manager or contractor of the Corporation or any Affiliate of the Corporation or (c) a person who controls (whether directly or indirectly or otherwise) the Corporation or any Affiliate of the Corporation or any creditor, supplier, employee, officer, director, manager or contractor of the Corporation or any Affiliate of the Corporation; provided, however, that the lack of an Independent Director shall not affect the validity of the election of any director or of any action taken by the Board of Directors that otherwise would be valid under this Certificate of Incorporation, and By-laws and the GLC, except for any action requiring unanimous approval under Section 8, Article SIXTH of this Certificate of Incorporation.

         As used in this Section 7, Article SIXTH, the term "Affiliate" means any entity (i) which owns beneficially, directly or indirectly, 10% or more of the outstanding shares of the common stock or other voting securities of the Corporation, or which is otherwise in control of the Corporation, (ii) of which 10% or more of the outstanding voting securities are owned beneficially, directly or indirectly, by any entity described in clause (i) above, or (iii) which is controlled by any entity described in clause (i) above; provided that for the purposes of this definition the terms "control" and "controlled by" shall have the meanings assigned to them in Rule 405 under the Securities Act of 1933, as amended.

                  (8) Notwithstanding any other provision of this Certificate of Incorporation or applicable law, the Corporation shall not, without the affirmative vote or written consent of 100% of the members of the Board of Directors (which must include at least one Independent Director), take any action to do any of the following:

                           (a) consolidate or merge with or into any other
                  entity or convey or transfer its properties and assets substantially as an entirety to any entity other than a consolidation, merger, conveyance or transfer as a result of which the Corporation is the surviving entity or the surviving entity is organized under the laws of any State of the United States of America, assumes the obligations of the Corporation, and has provisions in its organizational documents substantially similar to Sections 7 and 8 of this Article SIXTH;

                           (b) institute proceedings to be adjudicated
                  bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to, reorganization, liquidation or relief under any applicable federal or state law relating to bankruptcy, insolvency or reorganization, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due; or

                           (c) declare or pay any dividend (other than
                  dividends payable solely in the common stock of the Corporation) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of the Corporation or any warrants or options to purchase any such stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Corporation (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called "Covered Distributions"); provided, however, that Covered Distributions may be made by the Corporation without the affirmative vote or written consent of 100% of the members of the Board of Directors if, at the time such Covered Distribution is declared: (i) the Corporation's senior unsecured long-term debt rating is at least BBB- (or equivalent) by Standard and Poor's Rating Services ("S&P") and Baa3 (or equivalent) by Moody's Investors Service, Inc. ("Moody's"), and prior to such Covered Distribution the Corporation has received confirmation that, as a result of such Covered Distribution, the Corporation's senior unsecured long-term debt rating will not be downgraded below BBB- (or equivalent) by S&P or Baa3 (or equivalent) by Moody's, or
                  (ii) the Interest Coverage Ratio (as defined below) is not less than 2.2 to 1.0 for the immediately preceding four fiscal quarters for which financial information in respect thereof is available; provided that, in the case of Covered Distributions pursuant to clause (ii), the aggregate of such Covered Distributions during any fiscal quarter shall not exceed $32.5 million.

    As used in this Section 8, Article SIXTH, the terms appearing below shall have the meanings assigned to them as follows:

            "Interest Coverage Ratio" shall mean, for any period, Funds Flow from Operations during such period over Interest Expense for such period.

            "Funds Flow from Operations" shall mean, for any period, Distributions plus Operating Cash Flow plus interest income during such period less Operating Expenses during such period.

            "Distributions" shall mean any interest or principal payments on loans, distributions, management fees and dividends to the Corporation or any of its subsidiaries made by a Non-Consolidated Operating Project.

            "Operating Cash Flow" shall mean, for any period, the excess of accrued Project Revenues during such period less accrued Project Operating Expenses less accrued Project Debt Service during such period from a Consolidated Operating Project.

            "Project Revenues" shall mean, for any period, all accrued revenues by the Consolidated Operating Projects during such period, including revenues from the sale of energy and capacity, steam and fuel plus accruals for business interruption insurance and all interest and other income.

            "Project Operating Expenses" shall mean all accrued expenses by the Consolidated Operating Projects which are necessary for the continued operation and maintenance of the Consolidated Operating Projects which shall include operating lease payments and foreign taxes paid but exclude depreciation and amortization or any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power the Consolidated Operating Projects or capital expenditures for environmental purposes which are not required by applicable law.

            "Project Debt Service" shall mean, for any period, all accrued interest and principal payments during such period for the Consolidated Operating Projects. Any principal payments made due to refinancing shall be excluded.

            "Consolidated Operating Projects" shall mean any electric generation facilities, oil and gas properties, trading activities, and operation and maintenance services in which the corporation or its subsidiaries have a direct or indirect ownership greater than 50%.

            "Non-Consolidated Operating Projects" shall mean any electric generation facilities, oil and gas properties, trading activities, and operation and maintenance services in which the Corporation or its subsidiaries have a direct or indirect ownership equal to or less than 50%.

            "Operating Expenses" shall mean, for any period, all amounts accrued by the Corporation in the conduct of its business during such period, including utilities, general and administrative expenses, employee salaries, wages and other employment-related costs, fees for letters of credit, surety bonds and performance bonds. Operating Expenses do not include federal and state taxes, depreciation or amortization, and other non-cash charges.

            "Interest Expense" shall mean the accrued interest expense of all the Corporation's senior recourse indebtedness, but shall exclude any intercompany obligation on which interest or the equivalent is received by the Corporation.

                  (9) Shares of the stock of this Corporation owned by its subsidiaries shall not be entitled to vote on any matter at any meeting of stockholders or any adjournment thereof.

            SEVENTH: The Corporation is authorized to provide indemnification of Agents (as defined below) through its By-Laws, agreements with Agents, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permissible under Delaware law. As used in this Article SEVENTH, the term "Agents" means any person who is or was a director, officer, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of the predecessor corporation.

            EIGHTH Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.






            I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th of August, 2001.



                                            /s/ Mary E. Keogh
                                            _____________________
                                            Mary E. Keogh
                                            Sole Incorporator